Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 01:19 PM 10/30/2006 FILED 01:19 PM 10/30/2006 SRV 060993378—4243089 FILE

CERTIFICATE OF FORMATION

OF

MEDE AMERICA OF OHIO LLC

This Certificate of Formation of MedE America of Ohio LLC (the “Limited Liability Company”), dated October 30, 2006, is being duly executed and filed by Charles A. Mele, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-201 et. seq.) (the “DLLCA”).

The undersigned, being duly authorized to execute this Certificate of Formation hereby certifies that:

FIRST: The name of the Limited Liability Company is MedE America of Ohio LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The Limited Liability Company reserves the right to amend its Certificate of Formation from time to time in accordance with the DLLCA.

FOURTH: The initial Limited Liability Company Agreement of the Company (the “LLC Agreement”) shall be adopted by its sole member. The LLC Agreement may contain any provision for the regulation and management of the affairs of the Limited Liability Company not inconsistent with law or this Certificate of Formation.

FIFTH: The future effective date of the formation of the Limited Liability Company is October 31, 2006.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first written above.

/s/ Charles A. Mele
Charles A. Mele
Authorized Person